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                                                                    EXHIBIT 99.1


                       [EOTT ENERGY PARTNERS, L.P. LOGO]
                      P.O. BOX 4666, HOUSTON, TX 77210-4666

                                                FOR FURTHER INFORMATION CONTACT:
                                                        Media Relations Contact:
                                                                      Wade Gates
                                                                    713.993.5152

             EOTT ENERGY ELECTS NEW CHAIRMAN AND RESTRUCTURES BOARD

HOUSTON, April 10 -- EOTT Energy Partners, L.P. (NYSE: EOT) today announced Thomas M. Matthews, the former chief executive officer of Avista Corp. and former president of Dynegy, has joined the Board of EOTT's General Partner, EOTT Energy Corp. as an independent director and has been elected chairman. James M. Tidwell, chief financial officer and vice president of finance for the WEDGE Group Incorporated, and H. Malcolm Lovett Jr., chairman and chief executive officer of Strategic Capital Corporation, also join the Board as independent directors. Mr. Tidwell will serve as chairman of EOTT's audit committee and Mr. Lovett will serve as chairman of the compensation committee.

"Mr. Matthews, Mr. Tidwell and Mr. Lovett bring a wealth of management experience to EOTT and we're honored to welcome them to EOTT's Board of Directors," said EOTT President and Chief Executive Officer, Dana Gibbs. "Each offers tremendous strategic vision and experience that will help us strengthen our position as a leading independent gatherer and marketer of crude oil and enhance the development of our liquids processing business."

Matthews, Tidwell and Lovett join current EOTT Board members Stan Horton, chairman and CEO of Enron Global Services and Rod Hayslett, managing director and CFO of Enron Global Services. EOTT also announced the restructuring of its Board of Directors from seven members to five, with three members to be independent directors. Mr. Horton resigned his position as chairman of the Board of EOTT, and Mr. Gibbs has stepped down from the EOTT Board as part of the board restructuring.

"EOTT's current business needs require that I focus on the day-to-day operation of the company. The new structure of the Board will permit it to properly address issues related to Enron, as well as to focus on strategic issues aimed at building value for EOTT's unitholders," said Gibbs. "I'll continue to work closely with the Board and I welcome the additional outside perspective our new members bring."

Following is background information about each of the new EOTT board members:

THOMAS M. MATTHEWS

Mr. Matthews currently provides strategic and advisory assistance to companies, individuals and universities on business, political and education issues. In his last position, Matthews was CEO of Avista Corp., leading the company into independent power, telecommunications, fuel cells and the Internet, as well as the continued expansion of its electric and gas utility operations. Before Avista, Matthews served as president of Dynegy, where he was responsible for oversight of Dynegy's worldwide operations, and the corporate merger and acquisition, legal, regulatory, and information technology functions. Previously, Matthews was vice president of Texaco, Inc. serving as president of its refinery and marketing and global gas and power divisions.

Mr. Matthews holds a bachelor's degree in civil engineering from Texas A&M University. He has completed postgraduate training in petroleum and natural gas engineering at the University of Oklahoma and executive program training at Stanford University in finance and Columbia University in international business. Mr. Matthews serves on the boards of Environmental Power Corporation and Global Water Technologies.

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JAMES M. TIDWELL

Mr. Tidwell is currently Vice President, Finance and Chief Financial Officer of WEDGE Group Incorporated, a privately owned investment company with holdings in manufacturing, hotels, commercial real estate and oil field services. Previously, Mr. Tidwell served as President of Daniel Measurement & Control, and had served as Executive Vice President and Chief Financial Officer of Daniel Industries, Inc., before its acquisition by Emerson Electric.

Mr. Tidwell holds a B.S. degree in Business and a Masters degree in Accounting from the University of Kansas. He is also a Certified Public Accountant. Tidwell serves on the boards of Pioneer Drilling Company and T3 Energy Services.

H. MALCOLM LOVETT JR.

Mr. Lovett is currently chairman and chief executive officer of Strategic Capital Corporation, a financial advisory, restructuring and crisis management services company. Under his leadership, the firm has successfully advised numerous companies during significant business challenges. Previously, he served as a private financial adviser and consultant. In 1981, Mr. Lovett founded Lovett Mitchell Webb & Garrison Inc., a regional New York Stock Exchange member firm. Under Mr. Lovett's leadership, the firm grew from four to over 500 employees in six years prior to its sale to the Kemper Insurance Companies.

Mr. Lovett holds a bachelor's degree from Rice University and a M.B.A. from Harvard University. He will serve as chairman of the compensation committee.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT transports most of the lease crude oil it purchases via pipeline, which includes 8,000 miles of active intrastate and interstate pipeline and gathering systems. In addition, EOTT owns and operates a hydrocarbon processing plant and a natural gas liquids storage and pipeline grid system. EOTT Energy Corp. is the general partner of EOTT with headquarters in Houston. EOTT's Internet address is www.eott.com. The Partnership's Common Units are traded on the New York Stock Exchange under the ticker symbol "EOT".

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the impact of Enron's bankruptcy proceedings on its contractual and other arrangements with certain Enron Corp. subsidiaries, the success of EOTT's marketing activities, the success of EOTT's ongoing financing activities, plant operating capacities, plant operating expenses, maintenance capital expenses, capital improvements required as a result of changes in environmental laws or other regulatory changes during the periods covered by the forward-looking statements.

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